Electronic Articles of Organization

For

Floida Limited Liability Company

Article I

The name of the Limited Liability Company is:

REALYINVEST LLC

Article II

The street address of the principal office of the Limited Liability Company is:

3134 SAN MICHELE DR.

PALM BEACH GARDENS, FL. US   33418

The mailing address of the Limited Liability Company is:

3134 SAN MICHELE DR.

PALM BEACH GARDENS, FL. US   33418

Article III

The name and Florida street address of the registered agent is:

JEFFREY S BEEBE SR.

3134 SAN MICHELE DR.

PALM BEACH GARDENS, FL. US   33418

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate,  I hereby accept the appointment; as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature:   JEFFREY S. BEEBE

Article IV

The name and address of person(s) authorized to manage LLC:

Title:   MGRM

JEFFREY S BEEBE SR.

3134 SAN MICHELE DR.

PALM BEACH GARDENS, FL.    33418  US

Title:   MGR

SUSAN R BEEBE

3134 SAN MICHELE DR.

PALM BEACH GARDENS,  FL.   33418  US

Article V

The effective date for this Limited Liability Company shall be:

05/24/2017

Signature of member or an authorized representative

Electronic Signature: JEFFREY S. BEEBE

I am the member or authorized representative submitting these Articles of Organization and affirm that the facts stated herein are true.  I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155. F.S. I understand the requirement to file an annual report between January 1st and May 1st in the calendar year following formation of the LLC and every year thereafter to maintain "active" status.